RESULTS OF SHAREHOLDER MEETING
VIRTUS OPPORTUNITIES TRUST
JULY 18, 2016
(Unaudited)

At a special meeting of shareholders of Virtus Global Equity Trend Fund, Virtus Global Opportunities Fund, Virtus Herzfeld Fund, Virtus International Equity Fund, Virtus Low Volatility Equity Fund, Virtus Real Estate Securities Fund, Virtus Sector Trend Fund, Virtus Wealth Masters Fund, Virtus Alternatives Diversifier Fund, Virtus Equity Trend Fund, Virtus Multi-Asset Trend Fund and Virtus Tax-Exempt Bond Fund, held on July 18, 2016, shareholders of the Funds voted on the following proposals:



Number of Eligible Votes:
Proposal 2.

To approve a proposal to permit Virtus Investment Advisers, Inc., as the investment adviser to all the Funds, to hire and replace subadvisers or to modify subadvisory agreements without shareholder approval.

FOR                 AGAINST              ABSTAIN

Virtus Global Equity Trend Fund
2,071,338.688      221,721.989          61,016.655
Virtus Global Opportunities Fund
6,475,669.315      399,601.579         221,211.057
Virtus Herzfeld Fund
2,285,754.412      134,756.871          89,510.278
Virtus International Equity Fund
347,976.498        45,434.960            4,980.529
Virtus Low Volatility Equity Fund
234,510.520         7,334.000           90,835.796
Virtus Real Estate Securities Fund
14,196,247.698      691,146.713        476,502.196
Virtus Sector Trend Fund
14,380,526.646     1,274,297.224       1,097,176.679
Virtus Wealth Masters Fund
2,759,756.937      182,003.481         154,822.394
Virtus Alternatives Diversifier Fund
2,054,425.037       135,901.800         177,500.739
Virtus Equity Trend Fund
47,080,228.694      3,814,318.119       2,960,680.324
Virtus Multi-Asset Trend Fund
7,428,521.065       660,946.728          521,389.418
Virtus Tax-Exempt Bond Fund
7,423,225.114       802,129.342          492,588.498


Shareholders of Virtus Global Equity Trend Fund, Virtus Global Opportunities Fund, Virtus Herzfeld Fund, Virtus International Equity Fund, Virtus Low Volatility Equity Fund, Virtus Real Estate Securities Fund, Virtus Sector Trend Fund and Virtus Wealth Masters Fund voted to approve the above proposal. Shareholders of Virtus Alternatives Diversifier Fund, Virtus Equity Trend Fund, Virtus Multi-Asset Trend Fund and Virtus Tax-Exempt Bond Fund did not approve the above proposal.


Number of Eligible Votes:
Proposal 6.

To approve a proposal to amend the fundamental restrictions of the Fundamental Restriction Funds with respect to loans.


FOR                 AGAINST              ABSTAIN

Virtus Sector Trend Fund
14,250,883.760      1,251,197.022        1,249,922.768
Virtus Real Estate Securities Fund
13,928,178.018      864,726.603          570,992.984

Shareholders of Virtus Sector Trend Fund voted to approve the above proposal. Shareholders of Virtus Real Estate Securities
Fund did not approve the above proposal.



Number of Eligible Votes:
Proposal 7.

To approve a proposal to amend the fundamental restrictions of the Fundamental Restriction Funds with respect to loans.


FOR                  AGAINST             ABSTAIN

Virtus Multi-Sector Short Term Bond Fund
238,431,276.605     411,212,271.419      20,011,935.573
Virtus Real Estate Securities Fund
9,635,396.247       5,113,977.185        614,521.174
Virtus Sector Trend Fund
9,706,807.226       5,648,494.88         1,396,703.437

Shareholders of the Funds listed above did not approve the above proposal.